UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Original Report (Date of earliest event reported):

July 7, 2005

ATMEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)

(408) 441-0311
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     In connection with the resignation of Francis Barton as the Executive Vice President and Chief Financial Officer of Atmel Corporation (see Item 5.02 below), Mr. Barton and Atmel entered into a Separation Agreement and Mutual Release dated as of July 7, 2005. Pursuant to such agreement, Atmel agreed to pay Mr. Barton for consulting services during a transition period at a rate equal to his current salary for up to six months of service and at 50% of his current salary for up to an additional six months of service, and to continue vesting in currently held stock options through up to twelve months of service during the transition period. Atmel also agreed to make payments to Mr. Barton to offset COBRA and life insurance coverage for up to twelve months.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Departure of Chief Financial Officer and Appointment of new Chief Financial Officer

     On July 8, 2005, Atmel Corporation issued a press release announcing the appointment of Robert Avery as Vice President of Finance and Chief Financial Officer, effective July 7, 2005. Mr. Avery will succeed Francis Barton, who resigned as Atmel’s Executive Vice President and Chief Financial Officer. In connection with such resignation, Atmel and Mr. Barton entered into a Separation Agreement and Mutual Release providing for consulting services during a transition period (see Item 1.01 above). The press release is attached as Exhibit 99.1.

     Mr. Avery, 56, joined Atmel in 1989 as Finance Manager in Atmel’s Colorado Springs Operations. He served as Corporate Director of Finance from 1998 to 2003 and has been Vice President and Corporate Director of Finance since 2003. Prior to joining Atmel, Mr. Avery spent six years with Honyewell, Inc. in various financial positions and six years providing audit services with Peat, Marwick, Mitchell & Co. Mr. Avery holds a B.S. degree in Accounting from Michigan State University.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1	Press release, dated as of July 8, 2005, entitled “Atmel Appoints Robert Avery as CFO”.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation (Registrant)
Date: July 8, 2005	By:	/s/ George Perlegos
George Perlegos
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated as of July 8, 2005, entitled “Atmel Appoints Robert Avery as CFO”.